KPMG LLP BNY Mellon Center Suite 3400 500 Grant Street Pittsburgh, PA 15219-2598 June 7, 2018 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for S&T Bancorp, Inc. (the Company) and, under the date of March 1, 2018, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of December 31, 2017. On June 1, 2018, we informed the Company that the auditor-client relationship with KPMG LLP will cease upon the completion of our interim review of the Company’s consolidated financial statements as of and for the quarter ended June 30, 2018. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 7, 2018, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statements in the first paragraph of Item 4.01. Very truly yours, KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.